Exhibit 21.1

SUBSIDIARIES

Rich Uncles NNN LP, LLC, a Delaware limited liability company

Rich Uncles NNN Operating Partnership, LP, a Delaware limited partnership

RU Dollar General OHPAME6, LLC

RU Dana Cedar Park TX, LLC

RU Northrop Melbourne FL, LLC

RU Harley Bedford TX, LLC

FU EXP Maitland FL, LLC

RU Accredo Orlando FL, LLC

RU WAG Stockbridge GA, LLC